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                                                                   Exhibit 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)
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                                                        Six
                                                       Months
                                                       Ended                         Years Ended December 31,
                                                      June 30,   ----------------------------------------------------------------
                                                        2003          2002         2001         2000         1999         1998
                                                    ------------ ------------ ------------ ------------ ------------ ------------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $    397,002 $    718,592 $    501,045 $    470,350 $    527,939 $    465,285

  Fixed charges, excluding interest on deposits         139,472      301,518      321,059      321,812      222,172      206,546
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits                 536,474    1,020,110      822,104      792,162      750,111      671,831

  Interest on deposits                                  123,101      283,385      566,899      772,016      585,864      564,540
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                      $    659,575 $  1,303,495 $  1,389,003 $  1,564,178 $  1,335,975 $  1,236,371
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                         $     43,024 $    150,310 $    188,587 $    224,187 $    142,294 $    126,624

     Long-term borrowings                                84,515      127,343      110,842       78,773       63,145       66,810

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                           11,933       23,865       21,630       18,852       16,733       13,112
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits       139,472      301,518      321,059      321,812      222,172      206,546

     Interest on deposits                               123,101      283,385      566,899      772,016      585,864      564,540
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits  $    262,573 $    584,903 $    887,958 $  1,093,828 $    808,036 $    771,086
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           3.85 x       3.38 x       2.56 x       2.46 x       3.38 x       3.25 x

  Including interest on deposits                           2.51 x       2.23 x       1.56 x       1.43 x       1.65 x       1.60 x
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